Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of this 28th day of November, 2018, by and between Professional Bank (the “Bank”), and Ryan Gorney (the “Executive”).

WITNESSETH:

WHEREAS, the Bank desires to retain the services of and employ the Executive, and the Executive desires to provide services to the Bank, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, the Bank and the Executive covenant and agree as follows:

1.                  Employment. Pursuant to the terms and conditions of this Agreement, the Bank agrees to employ the Executive and the Executive agrees to render services to the Bank as set forth herein. Upon signing this Agreement, the Executive represents and warrants to the Bank that: (a) the Executive has the full right and authority to perform all services required of the Executive during the term of this Agreement, (b) that such service by the Executive to the Bank does not and will not constitute a breach of any contract or legal obligation that the Executive may have to any other party, (c) the Executive has not, and in connection with his employment with the Bank will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound, and (d) in connection with his employment with the Bank, the Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

2.                  Position and Duties. During the term of this Agreement, the Executive shall serve as Chief Information Officer and Chief Digital Officer of the Bank, and shall undertake such duties, consistent with such title, as may be assigned to him from time to time by the Executive Chairman of the Bank (the "Chairman") and the Board of Directors of the Bank (referred to as the “Board”), including overseeing all technology issues (including the preparation, implementation and monitoring of appropriate policies) of the Bank and/or any holding company of the Bank and/or their subsidiaries (collectively, the “Bank Group”), keeping the Board and the Chairman informed of industry and regulatory developments regarding the Bank's technology issues, and assisting in keeping the Bank Group in compliance with applicable technology laws and regulations. In addition, the Board and/or the Chairman shall provide the Executive with annual goals and responsibilities outlined in a “performance evaluation,” and it is the Executive’s responsibility to meet or exceed these goals as determined in the sole discretion of the Board and/the Chairman. In performing his duties pursuant to this Agreement, the Executive shall devote his full business time, energy, skill and best efforts to promote the Bank Group and its business and affairs; provided that, subject to Sections 10, 13 and 14 of this Agreement, the Executive shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate, and other assets, and also to participate in charitable and community activities and organizations, so long as such activities do not adversely affect the performance by Executive of his duties and obligations to the Bank Group.

3.                  Term. The initial term of employment pursuant to this Agreement shall be for a period of three (3) years, commencing on the date set forth above and expiring (unless sooner terminated as otherwise provided in this Agreement or unless otherwise renewed or extended as set forth herein) on the third anniversary of this Agreement; provided, however that commencing on the third anniversary of the date of this Agreement and each anniversary thereafter, the term of this Agreement shall automatically renew for additional one (1) year periods on the same terms and conditions contained in this Agreement in effect as of the time of renewal, unless at least ninety (90) days prior to any such anniversary date either party shall notify the other in writing that it does not wish to extend the term of this Agreement beyond the then applicable expiration date. All references to the term of this Agreement shall refer both to the initial term and any successive term. After termination of the employment of the Executive for any reason whatsoever (including, without limitation, the expiration and/or termination of this Agreement), the Executive shall continue to be subject to the provisions of Sections 8 through 29, inclusive, of this Agreement, which shall be deemed to survive.

4.                  Compensation. During the term of this Agreement, the Bank shall pay or provide to the Executive as compensation for the services of the Executive set forth in Section 2 hereof:

(a)               A base annual salary of $350,000 effective on the date of this Agreement, and such base annual salary may be increased thereafter in the discretion of the Board or the Chairman; and

(b)               Such incentive bonuses as may be authorized by the Board from time to time.

The base salary, the bonuses, and all other payments and compensation to Executive for his services to the Bank shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by the Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as the Executive may from time to time specifically authorize under any employee benefit program that may be adopted by the Bank for the benefit of its senior executives or the Executive.

5.                  Benefits and Insurance.

(a)               The Bank shall provide to the Executive such medical, health, disability, and life insurance as well as any other benefits as the Board shall determine from time to time. As to health insurance, the Bank shall provide family health insurance coverage. The Bank also shall reimburse the Executive for medical insurance coverage under COBRA until the earlier of 90 days following the date of this Agreement or the eligibility of the Executive for enrollment in the Bank's medical insurance plan. The Executive understands that eligibility for the Bank's benefit plans is contingent upon the Executive qualifying for eligibility under such plans. The Bank reserves the right to modify, suspend or terminate the Bank benefit plans at any time and from time to time. The Executive also shall be entitled to participate in the 2014 Share Appreciation Rights Plan, as amended from time to time (the "SAR Plan"), of Professional Holding Corp., the sole shareholder of the Bank ("Parent"), to the extent units are granted to the Executive by the Parent, all subject to the terms and conditions of the SAR Plan; the Bank hereby confirms that the Executive will be granted 20,000 units in accordance with and subject to the terms of the SAR Plan.

(b)               The Bank shall have the right to obtain on the life of the Executive, pay all premium amounts related to, and maintain, “key employee” insurance naming any of the Bank Group as beneficiary. Selection of such insurance policy shall be in the sole and absolute discretion of the Board. The Executive shall cooperate fully with the Bank Group and the insurer in applying for, obtaining and maintaining such life insurance, by executing and delivering such further and other documents as the Bank Group and/or the insurer may request from time to time, and doing all matters and things which may be convenient or necessary to obtain such insurance, including, without limitation, submitting to any physical examinations and providing any medical information required by the insurer.

6.                  Vacation. During each 12-month period during the term of this Agreement, the Executive may take such weeks of vacation time as authorized by the Bank’s personnel policies and at such periods during each year as the Chairman and the Executive shall determine from time to time. Any unused vacation time will not roll over to the next 12-month period unless otherwise authorized by the Chairman. The Executive shall be entitled to full compensation during such vacation periods.

7.                  Reimbursement of Expenses. The Bank shall reimburse the Executive for reasonable expenses incurred in connection with his employment hereunder subject to guidelines issued from time to time by the Board and upon submission of documentation in conformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses.

8.                  Termination. The employment of the Executive may be terminated as follows:

(a)               By the Bank, by action taken by the Chairman, at any time and immediately upon written notice to the Executive if said discharge is for "Cause" (as defined below). In the notice of termination furnished to the Executive under this Section 8(a), the reason or reasons for said termination shall be given. Any one or more of the following conditions shall be deemed to be grounds for termination of the employment of the Executive for "Cause" under this Section 8(a):

(i)               If the-Executive shall fail or refuse to comply with the obligations required of him as set forth in this Agreement or comply with the policies of the Bank Group established from time to time or fail to perform the duties assigned to the Executive by the Chairman or the Board from time to time or fails to perform his duties set forth in the annual document entitled “executive performance evaluation”;

(ii)              If the Executive shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct, which in any such case has adversely affected, or may adversely affect, the business or reputation of the Bank Group;

(iii)             If the Executive shall have violated any law or regulation, memorandum of understanding, cease and desist order, or other agreement with any regulatory agency having jurisdiction over any of the Bank Group;

(iv)             If the Executive habitually abused alcohol or any controlled substance or reported to work under the influence of alcohol or any controlled substance;

(v)             If the Executive has been convicted of, or the entering by the Executive of a plea of nolo contendere with respect to, a criminal offense constituting a felony or involving moral turpitude;

(vi)             If the Executive engaged in the unlawful harassment of employees or customers of any of the Bank Group;

(vii)            If the Executive exposed any of the Bank Group to criminal liability substantially caused by the Executive which results in an adverse effect on the business, financial condition, prospects or results of operations of the Bank Group;

(viii)           If the Executive is in material breach of any provision of this Agreement; and/or

(ix)             If after the date of this Agreement, the Executive shall have filed, or had filed against him, any petition under the federal bankruptcy laws or any state insolvency laws.

In the event of termination for Cause, the Bank shall pay the Executive, on the Bank’s regular payroll payment date next following the thirtieth (30th) day after the effective date of a termination, only salary, vacation, and bonus amounts accrued and unpaid as of the effective date of termination (less any amounts owed to the Bank by the Executive).

(b)               By the Executive upon the lapse of thirty (30) days following written notice by the Executive to the Bank of termination of his employment hereunder for Good Reason (as defined below), which notice shall reasonably describe the Good Reason for which the Executive’s employment is being terminated; provided, however, that the Bank shall have the opportunity to cure such Good Reason, during such 30-day period, and the Executive’s employment shall continue in effect during such time. If such Good Reason shall be cured by the Bank during such time to the reasonable satisfaction of the Executive, the Executive’s employment and the obligations of the Bank hereunder shall not terminate as a result of the notice which has been given with respect to such Good Reason. Cure of any Good Reason with or without notice from the Executive shall not relieve the Bank from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any material breach by the Bank of any provision of this Agreement, or any significant reduction, without the Executive’s prior written consent, in the duties, responsibilities, authority or title of the Executive as an officer of the Bank, except for any reduction in duties, responsibilities, authority or title due to (i) the Executive’s illness or disability, (ii) an order from any regulatory authority having jurisdiction over any of the Bank Group, (iii) the temporary suspensions of the Executive’s duties, responsibilities, authority or title pending results of any Board commissioned investigation as to potential Cause for termination of the Executive’s employment, or (iv) the appointment of other positions created by the Bank Group.

If the Executive’s employment is terminated by the Executive for Good Reason, the Bank shall, for a period which is the longer of (A) twelve (12) months after the effective date of termination or (B) the remainder of the then term of this Agreement (but, in either case, in no event beyond the date the Executive commences employment elsewhere), continue to pay to the Executive in accordance with the Bank's payroll policies the base annual salary in effect under Section 4(a) on the date of said termination, less any amounts owed to the Bank by the Executive, with such payments to commence on the Bank’s regular payroll payment date next following the thirtieth (30th) day after the effective date of such termination of employment (but retroactive to such effective date).

(c)               By the Executive upon the lapse of ninety (90) days following written notice by the Executive to the Bank of his resignation from the Bank for other than Good Reason; provided, however, that the Bank, in its discretion, may cause such termination to be effective at any time during such 90-day period. If the Executive’s employment is terminated because of the Executive’s resignation, the Bank shall be obligated to pay to the Executive, within thirty (30) days of the effective date of such termination, only any salary, vacation, and bonus amounts that would have been accrued and unpaid through the end of such 90-day period (less any amounts owed to the Bank by the Executive).

(d)               If the Executive’s employment is terminated by the death or disability (i.e., the Executive is unable to perform the essential functions of him position for at least 180 days within a nine-month period) of the Executive, this Agreement shall automatically terminate effective immediately, and the Bank shall be obligated to pay to the Executive or the Executive’s estate, on the Bank’s regular payroll payment date next following the thirtieth (30th) day after the effective date of termination, only any salary, vacation, and bonus amounts accrued and unpaid at the date of disability or death (less any amounts owed to the Bank by the Executive).

(e)               By the Bank or the Executive within twelve (12) months of the closing of a Change of Control, in which event (i) the Bank shall pay to the Executive, on the Bank’s regular payroll payment date next following the thirtieth (30th) day after the effective date of termination, an amount equal to one times the average base annual salary received by the Executive during the three-year period prior to such termination, and (ii) the Bank, at its sole expense, shall maintain in full force and effect for the continued benefit of the Executive and his dependents, if any, or shall pay for (under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or otherwise), for a period of one (1) year after the effective date of termination, all benefits provided by the Bank in which the Executive and/or his dependents were participating immediately prior to the effective date of termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by the Executive for such benefits) as existed immediately prior to the effective date of termination (except to the extent that the Executive and/or his dependents may be ineligible for one or more such benefits under applicable plan terms). For purposes of this Agreement, a Change of Control shall mean a merger or acquisition in which the Bank or its holding company is not the surviving entity, or the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of the common stock of the Bank’s holding company or of the Bank. The term “group” and the concept of beneficial ownership shall have such meanings ascribed thereto as set forth in the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the regulations and rules thereunder. If the provisions of this Section 8(e) are triggered by the Bank or the Executive, the provisions of this Section 8(e) shall override and supersede the provisions of Sections 8(b), (c), (d) and (f), as applicable (for the avoidance of doubt, no duplicative compensation).

(f)                By the Bank, by action taken by its Board, at any time if said discharge is without Cause. If the Executive’s employment is terminated by the Bank without Cause, the Bank shall, for a period which is the longer of (A) twelve (12) months after the effective date of termination or (B) the remainder of the then term of this Agreement (but, in either case, in no event beyond the date the Executive commences employment elsewhere), continue to pay to the Executive in accordance with the Bank’s payroll policies the base annual salary in effect under Section 4(a) on the date of said termination, less any amounts owed to the Bank by the Executive, with such payments to commence on the Bank’s regular payroll payment date next following the thirtieth (30th) day after the effective date of such termination of employment (but retroactive to such effective date).

(g)               Notwithstanding anything in this Agreement to the contrary, as a condition to receipt by the Executive of the payments due from the Bank pursuant to the applicable provision in this Section 8 in connection with termination of his employment, the Executive shall execute and deliver to the Bank within twenty-two (22) days of the effective date of the termination of his employment, a general release of all claims the Executive may have against the Bank Group and their respective Boards of Directors with respect to the subject matter of this Agreement (other than any obligations of the Bank under this Agreement or any severance agreement which by their terms survive) in a form reasonably acceptable to the Bank and/or its counsel, and such release shall not have been revoked by the Executive.

(h)               Any termination of the Executive’s employment for any reason shall require that the Executive resign all other positions (including as director) he may then be holding with the Bank Group or as trustee of any of their benefit plans, unless the Board and the Executive agree to the contrary.

(i)                 The parties acknowledge and agree that the compensation and benefits set forth in this Section 8 as being payable upon termination of this Agreement constitute liquidated damages upon the termination of this Agreement, and the parties hereto have agreed that such compensation and benefits are reasonable. The parties further acknowledge and agree that the Bank and any holding company of the Bank shall not be required to pay any salary, bonus or benefits under this Section 8 if, upon the advice of counsel, the Bank determines that the payment of such salary, bonus or benefits would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over any of the Bank Group.

9.                  Notice. All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

10.              Confidential Matters; Work Product.

(a)               The Executive is aware and acknowledges that the Executive shall have access to Confidential Information by virtue of his employment. The Executive agrees that, during the period of time the Executive is retained to provide services to the Bank, and thereafter subsequent to the termination of Executive’s services to the Bank for any reason whatsoever, the Executive will not, except as is necessary for the Executive to perform his duties on behalf of the Bank Group, directly or indirectly, use, release or divulge any Confidential Information whatsoever relating to any of the Bank Group or their business, to any other person or entity without the prior written consent of the Bank. During the term of this Agreement, the Executive shall take all steps reasonably necessary and/or requested by the Bank to ensure that its Confidential Information is kept confidential pursuant to this Agreement. “Confidential Information” shall include the various confidential, trade secret and/or proprietary information of any of the Bank Group and of their clients and customers, including, without limitation, ideas, concepts, plans, designs, marketing techniques, sales techniques, forecasts, projections, products, technology, methods, procedures, pricing, costs, cost reports, customers, customer lists, customer identification, customer prospects, designs, computer systems, passwords, computer software, procedures, methods, formulae, financial statements, assets, liabilities, revenues, business methods, marketing information, marketing methods, acquisition plans, contract terms, contract negotiations, compensation information, structures and plans, employee responsibilities and duties, copyrights, trademarks, patents and other proprietary information. Confidential Information does not include information that is available to the public or which becomes available to the public other than through a breach of this Agreement on the part of the Executive.

(b)               In the event the Executive is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, the Executive agrees to provide the Bank Group with prompt notice of such request or requirement to enable the Bank Group to seek an appropriate protective order, waive compliance with the provisions of this Agreement or take other appropriate action. The Executive agrees to use the Executive’s best efforts in such event to assist the Bank Group in obtaining a protective order. If, in the absence of a protective order or the receipt of a waiver under this Agreement, the Executive is nonetheless, in the written opinion of the Executive’s counsel, compelled to disclose the Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, the Executive, after notice to the Bank Group, may disclose to such tribunal only such Confidential Information that the Executive is compelled to disclose. The Executive shall not be liable for the disclosure of Confidential Information to a tribunal compelling such disclosure unless such disclosure was caused or resulted from a previous disclosure by the Executive not permitted under this Agreement.

(c)               The Executive acknowledges and agrees that all right, title and interest in and to all “Results” (as defined below), as well as any and all intellectual property rights therein and all improvements thereto, shall be the sole and exclusive property of the Bank Group. Results shall and shall at all times remain the Confidential Information of the Bank Group and the Bank Group shall have the unrestricted right (but not any obligation), in its sole and absolute discretion, to (i) use, commercialize or market any Results; or (ii) file an application for patent, copyright registration or any other intellectual property rights and prosecute or abandon such application prior to issuance or registration. No royalty or other consideration shall be due or owing to the Executive now or in the future as a result of such activities. For purposes of this Agreement, “Results” means all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others as a result of the Executive’s employment by the Bank or related in any way to the business or contemplated business, products, activities, research or development of the Bank Group (in each case, regardless of when or where prepared or whose equipment or other resources are used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, all improvements, and other tangible embodiments thereof.

(d)               To the extent permitted by law, all Results consisting of copyrightable subject matter will be deemed “works for hire” or “works made for hire,” within the meaning of the United States Copyright Act of 1976, for the benefit of the Bank Group. To the extent the foregoing sentence does not apply to certain Results, the Executive irrevocably assigns to the Bank Group, and their successors and assigns, for no additional consideration, the Executive’s entire right, title and interest in and to all such Results and any related intellectual property rights therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, and the Bank Group will have the right to use the same in perpetuity throughout the universe in any manner it determines, in its sole discretion, without any further payment or compensation to the Executive whatsoever. To the extent the Executive has any rights in any Results or any related intellectual property rights that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waives the enforcement of such rights. To the extent any copyrights are assigned under this Agreement, the Executive irrevocably waives in favor of the Bank Group, to the extent permitted by applicable law, any and all claims that the Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Results and all intellectual property rights therein.

(e)               During and after the Executive’s employment by the Bank, the Executive shall reasonably cooperate with the Bank Group to do any and all things which the Bank Group may deem useful, necessary or desirable to establish, maintain, protect and enforce the Bank Group’s exclusive ownership of any and all rights in any Results. The Executive hereby irrevocably grants the Bank Group a power of attorney to do all such things (including the execution and delivery of documents) on the Executive’s behalf and in the Executive’s name and to do all other lawfully permitted acts to establish, maintain, protect and enforce the Bank Group’s exclusive ownership of any and all rights in any Results and intellectual property rights therein, to the fullest extent permitted by law, if the Executive does not promptly cooperate with the Bank Group’s request (without limiting the rights the Bank Group may have in such circumstances by operation of law). This power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

(f)                The Executive will, immediately upon the Bank’s request, upon termination of the Executive’s employment by the Bank, for any reason or for no reason, return to the Bank: (i) all copies and manifestations of Confidential Information (including, without limitation, Results) that the Executive may have or have access to; (ii) all documents, other materials and equipment provided by any of the Bank Group; and (iii) all documents and materials that the Executive has prepared during the Executive’s employment by any of the Bank Group (collectively, the “Bank Property”). The Executive acknowledges and agrees that the Bank Property is, and shall, remain at all times the exclusive property of the Bank Group.

11.              Equitable Relief. The Bank has entered into this Agreement in order to obtain the benefit of the Executive’s unique skills, talent, and experience. The parties enter into this Agreement with the understanding that the base salary and all other compensation and benefits to be paid to the Executive pursuant to this Agreement have been based in part on the value to the Bank Group of each of the provisions of this Agreement. The Executive acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to the Bank Group and, accordingly, any of the Bank Group may obtain injunctive relief, a decree of specific performance and/or any other equitable relief for any breach or threatened breach of this Agreement in addition to any other remedies available to the Bank Group, without being required to show any actual damage, or to post an injunction bond, and the prevailing party in any such proceeding will be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees and expenses in connection therewith. Nothing herein shall be construed as prohibiting the Bank Group from pursuing such other remedies available to it for any such breach or threatened breach including recovery of damages from the Executive.

12.              Legitimate Business Interests. The Executive acknowledges and agrees that in the performance of his duties of employment with the Bank, he will be in contact with customers, potential customers and/or information about customers or potential customers of the Bank Group either in person, through the mails, by telephone or by other electronic means. The Executive also acknowledges and agrees that trade secrets and confidential information of the Bank Group that will be gained by Executive during his employment with the Bank, have been developed by the Bank Group through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of the Bank Group. The Executive further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of the Bank Group’s businesses that the Executive not divert business or customers from the Bank Group and that the Executive maintain the confidentiality and integrity of the confidential information as provided in this Agreement.

13.              Noncompetition. The Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of one year subsequent to the termination of Executive’s services to the Bank for any reason (including expiration of this Agreement), the Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) or any holding company for any of the foregoing and which has an office located within a radius of 50 miles of any office of any of the Bank Group within the State of Florida; provided, however, that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of the Bank’s (or its holding company’s) common stock owned by the Executive at the time of termination of employment.

14.              Nonsolicitation; Noninterference. The Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of one year subsequent to the termination of the Executive’s services to the Bank for any reason whatsoever, the Executive will not (a) solicit for employment by Executive, or anyone else, or employ any employee of the Bank Group or any person who was an employee of the Bank Group within twelve (12) months prior to such proposed employment or solicitation of employment; (b) induce, or attempt to induce, any employee of the Bank Group to terminate such employee’s employment; (c) induce, or attempt to induce, anyone having a business relationship with the Bank Group to terminate or curtail such relationship or enter into a similar relationship with another financial institution or financial services company or, on behalf of himself or anyone else, compete with the Bank Group; (d) knowingly make any untrue statement concerning the Bank Group or its directors or officers to anyone; or (e) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive, to do any of the foregoing.

15.              Non-Disparagement. The Executive shall not, during his employment by the Bank or at any time thereafter, directly or indirectly, in any communications in any media, criticize, ridicule or make (or cause or permit others to criticize, ridicule or make) any statement which disparages or is derogatory of any of the Bank Group, the Bank Group’s products or services, or any of the Bank Group’s present, former or future shareholders, officers, directors, employees, affiliates and/or subsidiaries.

16.              Remedies. The Executive agrees that the restrictions set forth in this Agreement are fair and reasonable. The covenants set forth in this Agreement are not dependent covenants and any claim against the Bank Group, whether arising out of this Agreement or any other agreement or contract between any of the Bank Group and the Executive, shall not be a defense to a claim against the Executive for a breach or alleged breach of any of the covenants of the Executive contained in this Agreement. It is expressly understood by and between the parties hereto that the covenants contained in this Agreement shall be deemed to be a series of separate covenants. The Executive understands and agrees that if any of the separate covenants are judicially held invalid or unenforceable, such holding shall not release him from his obligations under the remaining covenants of this Agreement. If in any judicial proceedings, a court shall refuse to enforce any or all of the separate covenants because taken together they are more extensive (whether as to geographic area, duration, scope of business or otherwise) than necessary to protect the business and goodwill of the Bank Group, it is expressly understood and agreed between the parties hereto that those separate covenants which, if eliminated or restricted, would permit the remaining separate covenants or the restricted separate covenant to be enforced in such proceeding shall, for the purposes of such proceeding, be eliminated from the provisions of this Agreement or restriction, as the case may be.

17.              Invalid Provision. In the event any provision should be or become invalid or unenforceable, such facts shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then any such restriction or covenant shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

18.              Governing Law; Venue. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida. The sole and exclusive venue for any action arising out of this Agreement shall be a state court situated in Miami-Dade County, Florida, and the parties to this Agreement agree to be subject to the personal jurisdiction of such Court and that service on each party shall be valid if served by certified mail, return receipt requested or hand delivery.

19.              Attorneys’ Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit is instituted, the prevailing party shall be entitled to recover him or its costs and attorneys’ fees from the nonprevailing party. As used herein, costs and attorneys’ fees include any costs and attorneys’ fees and costs in any appellate proceeding.

20.              Binding Effect. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors, assigns and legal representatives of the Bank Group and the heirs and legal representatives of the Executive.

21.              Effect on Other Agreements. This Agreement and the termination thereof shall not affect any other agreement between the Executive and the Bank Group, and the receipt by the Executive of benefits thereunder.

22.              Miscellaneous. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder.

23.              Compliance with Section 409A.

(a)               If any amounts that become due under Section 8 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payment of such amounts shall not commence until the Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)               Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “Specified Employee” (as defined below), he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after Executive’s Separation from Service for any reason other than death or (ii) Executive’s date of death. The provisions of this Section shall only apply if required to comply with Section 409A of the Code.

(c)               For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A of the Code. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Bank and then in effect.

(d)               It is intended that the terms and conditions of this Agreement comply with Section 409A of the Code. If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A of the Code, this Agreement or any provision hereof may be reformed by the Executive, subject to the consent of the Bank (which consent shall not be unreasonably withheld) to: (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code; provided, however, that no such amendment shall have the effect of reducing the amount of any payment or benefit payable to the Executive pursuant to this Agreement.

(e)               Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Bank Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

24.              Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

25.              Regulatory Actions. Notwithstanding any other provision of this Agreement to the contrary, any amounts paid or payable to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Sections 18(k) and 32(a) of the Federal Deposit Insurance Act ("FDIA") and Part 359 of the FDIC's rules and regulations, and any regulations promulgated under the FDIA, and also are subject to and conditioned upon compliance by the Bank with any Memorandum of Understanding, Consent Order, or other agreement between the Bank and the FDIC and/or the Florida Office of Financial Regulation.

26.              Assignability. The Executive’s rights and obligations hereunder are personal and may not be assigned by the Executive (other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution or to the Executive’s representative in the event of his disability); provided, however, in the event of the Executive’s death or disability, the Executive’s representative may also exercise any unexercised stock options or stock appreciation rights, if any, to the extent permitted by the relevant option or stock appreciation rights plan agreement or this Agreement. As used in this Agreement, “Bank” and “Bank Group” shall mean the entities as hereinbefore defined and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the equity, business and/or assets of the Bank Group or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

27.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding on a party so confirming.

28.              Indemnification. The Executive agrees and promises to indemnify and hold the Bank and its affiliates and each of their respective officers, directors, agents, owners, shareholders, employees, contractors, agents and representatives (each, individually, an "Indemnified Party") harmless from any and all damages, losses, claims and/or suits (including reasonable attorneys' fees, whether incurred at, prior to, or in preparation for trial, on appeal, or otherwise) arising as a result of any breach of any representation, warranty, covenant, or agreement, or duty of the Executive under this Agreement; provided, however, that the amount owed by the Executive to the Indemnified Party shall be reduced by the actual amount received by the Indemnified Party from insurance or other obligated person with respect to the matter which is the subject of indemnification.

29.              JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PROFESSIONAL BANK

By:	/s/ Daniel R. Sheehan
Daniel R. Sheehan,
Executive Chairman

“EXECUTIVE”

/s/ Ryan Gorney
Ryan Gorney

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